Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports First Quarter Financial Results

Fairfield, Calif. (December 2, 2003) — Copart, Inc. (NASDAQ: CPRT) today reported results for the first quarter ended October 31, 2003.

Copart earned net income of $15,241,200 in the first quarter of fiscal 2004 on revenues of $91,466,600.  This quarter’s net income is 4% higher than the $14,706,500 earned in the same period of fiscal 2003 on revenues of $83,494,900.  Fully diluted earnings per share (EPS) for the quarter was $.17 compared to $.16 last year, an increase of 6%.

The Company announced that all of its salvage facilities have been converted to Virtual Bidding Second Generation (VB²), the Company’s new patent pending auction methodology. VB2 technology eliminates the traditional live auction and replaces it with an Internet only auction which combines two bidding processes: Preliminary Bidding, followed by a Virtual Auction.

Buyers from around the world can preview and bid on the vehicle at www.copart.com. Buyers enter the maximum price they are willing to pay for a vehicle, and VB² BID4U™ will incrementally bid the vehicle on their behalf.  Buyers can come to a Copart facility for three days prior to the Virtual Auction and preview vehicles and enter preliminary bids at bidding stations located in the lobby of each facility.  Local buyers and Internet buyers compete in Preliminary Bidding until one hour prior to the start of the Internet-only Virtual Auction.

During the Virtual Auction, Copart’s web server conducts the auction.  Buyers participate in the Virtual Auction by logging onto Copart’s website and opening an auction window.  When the Virtual Auction starts, digital images of the vehicle are displayed along with the current high bid from the Preliminary Bidding process.  Any virtual buyer can now increase the bid on the vehicle.  VB² BID4U™ represents the high Preliminary Bidder during the Virtual Auction.  When bidding on the vehicle stops, a countdown is initiated.  If no bids are made during the countdown, the vehicle is sold to the highest bidder.  The process is fast, easy and user-friendly.

“VB² has exceeded our expectations,” said A. Jayson Adair, Copart’s President.  “In our opinion, this innovative new auction methodology improves bidder ease and accuracy, expands the buyer base, maintains the frenzy of a live auction, and expands the bidding process.  We believe VB² offers bidders a more efficient bidding process. We expect to sell in excess of 1 million vehicles over VB² in the next 12 months.”

The Company also announced that it has repurchased a total of 977,100 shares of its common stock at an average price of approximately $10.97 per share during the first quarter of fiscal 2004.  The Company is authorized to repurchase an additional 5,327,700 shares of its common stock under the current stock repurchase program.  Additionally, the Company announced that it expended approximately $20 million in the second quarter of fiscal 2004 to buy out leases on trucks, in connection with the Company’s decision to move from an owned transport fleet to an owner operator model.  The disposal of the fleet of trucks is not expected to have a material adverse effect on the Company’s results of operations or financial position.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

On Wednesday, December 3, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at vcall.com. A replay of the call will be available through December 9, by calling (877) 660-6853 with account number 1628 and call ID 82606.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through auctions, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 104 facilities in North America.  It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws, including statements concerning our projected number of units, the deployment of our VB² Internet Virtual Auction technologies, and our expectations concerning the financial impact of our buy-out of truck leases and strategic shift from maintaining a Copart-owned transport fleet to an independent contractor model.  Our actual results could differ materially from those projected in these forward-looking statements as a result of a number of factors, many of which are outside our control.  In particular, our VB² Internet auction model may not be as successful as we currently anticipate.  The financial impact of our decision to buy out truck leases will depend on our success in reselling purchased trucks at favorable prices and contracting for trucking services at favorable rates.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Factors that may effect future results” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We encourage investors to review these disclosures carefully.

Contact:	Simon E. Rote, Vice President of Finance & Acting Chief Financial Officer (707) 639-5000

Copart, Inc.

Consolidated Statements of Income — 1

(in thousands, except per share data)

	Three Months Ended October 31,
	2003	2002

Revenues	$91,467	$83,495

Operating costs and expenses:
Yard and fleet	51,662	47,879
General and administrative	8,118	6,598
Depreciation and amortization	7,400	5,631
Total operating expenses	67,180	60,108
Operating income	24,287	23,387

Other income:
Interest income, net	294	455
Other income	611	466
Total other income	905	921
Income before income taxes	25,192	24,308

Income taxes	9,951	9,602
Net income	$15,241	$14,706

Basic net income per share	$.17	$.16

Weighted average shares outstanding	89,492	92,249

Diluted net income per share	$.17	$.16

Weighted average shares and dilutive potential common shares outstanding	91,183	94,056

Other Data
Number of auction facilities	104	99

Copart, Inc.

Consolidated Balance Sheets — 2

(in thousands, except share data)

	October 31, 2003	July 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$119,463	$116,746
Accounts receivable, net	78,889	71,553
Vehicle pooling costs	25,139	23,381
Income taxes receivable	—	4,018
Prepaid expenses and other assets	10,493	10,068
Total current assets	233,984	225,766
Property and equipment, net	248,493	244,361
Intangibles and other assets, net	6,344	7,859
Goodwill	109,749	109,114
Total assets	$598,570	$587,100

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$7	$91
Accounts payable and accrued liabilities	38,827	38,309
Deferred revenue	10,715	9,708
Income taxes payable	5,750	—
Deferred income taxes	5,225	5,902
Other current liabilities	163	174
Total current liabilities	60,687	54,184
Deferred income taxes	6,014	6,014
Long-term debt, less current portion	14	16
Other liabilities	1,237	1,247
Total liabilities	67,952	61,461
Commitments and contingencies

Shareholders’ equity:
Common stock, no par value – 180,000,000 shares authorized; 88,966,312 and 89,883,412 shares issued and outstanding at October 31, 2003 and July 31, 2003, respectively	259,641	269,968
Accumulated other comprehensive income	64	—
Retained earnings	270,913	255,671
Total shareholders’ equity	530,618	525,639
Total liabilities and shareholders’ equity	$598,570	$587,100